Exhibit 99.1

China Chemical Announces Fiscal Year 2010 Financial Results

ZIBO CITY, China -- March 30, 2011 (GLOBE NEWSWIRE) -- China Chemical Corp. (OTCBB: CHCC) ("China Chemical" or the "Company"), a manufacturer of organic chemicals, today announced its financial results for the fiscal year ended December 31, 2010. The Company’s primary products are Phthalic Anhydride and Maleic Anhydride, which have a wide variety of applications in the construction, automotive, aviation, marine, and consumer goods industries.

Fiscal Year 2010 Financial Highlights

•	Revenues for the 2010 fiscal year increased by 32.9% year-over-year to $75.7 million, up from $56.9 million in 2009.

•	Gross profit for the year was $17.0 million, an increase of 56.0% compared to $10.9 million in 2009. Gross margin was 22.4% and 19.1% in 2010 and 2009, respectively.

•	Operating income increased 60.4% year-over-year to $15.3 million, as compared to $9.6 million in 2009.

•	Net income after tax increased 37.1% year-over-year to $13.7 million, compared to $10.0 million in the previous year.

•	Earnings per basic and diluted share were $0.61 for the 2010 fiscal year, compared with basic and diluted EPS of $0.50 in the previous year.

Fourth Quarter Financial Highlights

•	Revenues for the three months ended December 31, 2010 increased by 38.7% year-over-year to $23.9 million, up from $17.3 million in the fourth quarter of 2009.

•
Gross profit for the fourth quarter was $6.4 million, an increase of 52.2% as compared to $4.2 million in 2009. Gross margin was 26.9% and 24.5% for the three months ended December 31, 2010 and 2009, respectively.

•	Operating income increased 51.8% year-over-year to $5.8 million, as compared to $3.8 million in the fourth quarter of 2009.

•	Net income after tax for the three months ended December 31, 2010 was $4.7 million, an increase of 27.9% as compared to $3.7 million for the same period in 2009.

•	Earnings per basic and diluted share were$0.16 for the fourth quarter of 2010, compared with diluted EPS of $0.18 in the fourth quarter of 2009.

China Chemical’s Chairman and CEO, Mr. Lu Feng, stated, “2010 was an exciting year for China Chemical, as we entered the U.S. capital markets and reached a milestone in our expansion strategy by completing our new 30,000-ton maleic anhydride facility. The new facility doubled our production capacity of MAH, our most profitable product, and our average selling price for MAH rose 48.6% in 2010 due to strong market demand, which also boosted revenue and gross profit. We achieved strong organic growth this year, with both top- and bottom-line growth well above 30% and a sales mix increase in MAH from 30% to more than 35% of total sales.”

“Looking forward,” Mr. Lu continued, “our outlook for 2011 is equally optimistic, as we will benefit from the revenue contribution of the new MAH plant, which became fully operational in January 2011. Progress on our 50,000-ton 1,4-butanediol facility remains on track following the beginning of site development in late 2010. Following its completion in 2013, we will be able to supply all of the plant’s MAH feedstock needs internally thanks to our new MAH expansion facility. We are very confident in our ability to achieve strong sustained growth and profitability for the next several years.”

Fiscal Year 2010 Results of Operations

Revenues

Revenues for the fiscal year ended December 31, 2010 were $75.7 million, compared to $56.9 million in 2009. The increase of 32.9%, or $18.8 million, was primarily due to increased sales of the Company’s two primary chemical products, phthalic anhydride (“PA”) and maleic anhydride (“MAH”). Sales of PA and MAH grew 24.4% and 56.8% year-over-year and made up 44.9% and 35.5% of total 2010 revenues, respectively.

Gross Profit

Gross profit for the year ended December 31, 2010 was $17.0 million or 22.4% of total revenues, as compared to $10.9 million or 19.1% of total revenues for the year ended December 31, 2009.  The increase of 56.0%, or $6.1 million, was primarily attributable to sales volume growth and an improvement in gross margin due to low growth in raw material prices.

Income from Operations

Operating income totaled $15.3 million for the year ended December 31, 2010 as compared to operating income of $9.6 million for the previous year. The increase of 60.4%, or $5.8 million, was due to the corresponding increase in revenues. General and administrative expenses grew 23.3% due to professional and consulting fees related to the Company’s entrance into the U.S. capital market.

Net Income

Net income after tax for the year ended December 31, 2010 was $13.7 million, an increase of 37.1%, or $3.7 million, as compared to $10.0 million for the year ended December 31, 2009, due to the reasons set forth above. Earnings per basic and diluted share were $0.61 for the year, compared with basic and diluted EPS of $0.50 for the previous year.

Liquidity and Capital Resources

As of December 31, 2010, the Company’s current assets were $129.6 million and current liabilities were $147.4 million. Cash and cash equivalents totaled $3.3 million as of December 31, 2010. The Company’s shareholders’ equity at December 31, 2010 was $258.1 million. The Company had $6.7 million in cash used in operating activities in 2010, compared to cash provided by operating activities of $10.5 million in 2009. The Company used $33.4 million in net cash for investing activities during 2010, compared to $33.0 million in 2009. Net cash provided by financing activities was $40.3 million in 2010, compared to $23.1 million in 2009.

Recent Business Highlights

•	The Company applied to be listed on the NASDAQ Capital Market exchange in November 2010. The Company has received and responded to initial comments from NASDAQ and is awaiting further guidance.

•
China Chemical completed its new 30,000-ton MAH plant and began testing it in November 2010. The facility became fully operational in January 2011, and the Company has also begun site development for its 50,000-ton BDO co-generation plant, which is expected to be completed in 2013.

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On January 12, 2011, China Chemical began trading on the OTC Bulletin Board. The Company’s shares are also quoted on the OTCQB, a newly created marketplace of companies that are registered and reporting to the SEC.

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The Company received certification from the PRC government as a high-tech enterprise, which will grant it a 15% corporate income tax rate through fiscal 2013, as compared to the 25% statutory corporate income tax rate.

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The Company received three patents for proprietary technologies its employees use in daily operations. The patents relate to the Company’s integrated wastewater treatment unit, tail gas absorber, and improved dust and gas protection mask, all of which were developed internally by the Company's staff.

Conference Call and Webcast

Management will host a conference call to discuss these financial results on Friday, April 1, 2011 at 10:00 a.m. Eastern time (7:00 a.m. Pacific).

To participate in the call, please dial (877) 941-1427, or (480) 629-9664 for international calls, approximately 10 minutes prior to the scheduled start time.

A replay of the call will be available for two weeks from 1:00 p.m. EDT on April 1, 2011, until 11:59 p.m. EDT on April 15, 2011. The number for the replay is (877) 870-5176, or (858) 858-384-5517 for international calls; the passcode for the replay is 4430604.

About China Chemical Corp.

China Chemical Corp. is a Zibo City, China-based manufacturer of organic chemical compounds used in high-performance plastics, PVC, elastic fibers, paints, tires, insulation, flooring, adhesives, medicines, food processing, ink, and paper. The Company’s primary products are Phthalic Anhydride (PA) and Maleic Anhydride (MAH), which have a wide variety of applications in the construction, automotive, aviation, marine, and consumer goods industries. China Chemical currently has the capacity to produce 60,000 tons of MAH and 50,000 tons of PA annually. The Company began site development in October 2010 for a 50,000-ton-capacity 1,4 butanediol (BDO) co-generation plant.

For more information about China Chemical Corp., please visit the Company’s website at http://www.chinachemicalcorp.com.

 Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. For additional information, readers should carefully review reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:
Investor Relations:
Gary Eelman
RedChip Companies, Inc., Ext. 130
Tel: +1-800-733-2447
Email: info@redchip.com

CHINA CHEMICAL CORP.
(FORMERLY BOMPS MINING, INC.) AND SUBSIDIARIES
BALANCE SHEETS

ASSETS
	December 31, 2010	December 31, 2009
	(Consolidated)
CURRENT ASSETS
Cash and cash equivalents	$3,260,299	$828,921
Restricted cash	57,718,999	31,684,762
Accounts receivable	19,903,437	9,973,984
Inventories	10,306,029	5,226,877
Notes receivable	2,727,968	132,019
Prepayments for goods, net of allowance of $159,538 and $155,329 at December 31, 2010 and 2009, respectively	15,782,623	4,107,529
Prepaid expenses and other receivables	184,498	435,286
Due from a related party	19,640,240	19,815,537
Due from an employee	-	2,933,756
Deferred taxes	105,476	61,834
Total current assets	129,629,569	75,200,505

LONG-TERM ASSETS
Property, plant and equipment, net	74,428,715	52,472,912
Construction in progress	32,151,137	21,362,696
Land use rights, net	3,224,995	3,363,622
Deposits with a related party for land use right and fixed assets	17,679,267	16,682,545
Initial cost for a financial obligation, sale-leaseback	600,778	-
Deferred taxes	416,656	364,240
Total long-term assets	128,501,548	94,246,015

TOTAL ASSETS	$258,131,117	$169,446,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
	December 31, 2010	December 31, 2009
	(Consolidated)
CURRENT LIABILITIES
Accounts payable	$4,972,972	$2,820,108
Other payables and accrued liabilities	3,363,998	841,931
Short-term bank loans	47,593,169	26,994,508
Customer deposits	62,945	1,079,497
Notes payable	75,546,569	47,317,998
Income tax payable	2,917,250	1,515,007
Payable to contractors	633,522	1,996,155
Due to related parties	545,858	230,208
Current portion of financial obligations, sale-leaseback	5,892,988	-
Current portion of long-term bank loans	5,831,080	1,320,190
Total current liabilities	147,360,351	84,115,602

LONG-TERM LIABILITIES
Long-term portion of financial obligations, sale-leaseback	10,391,835	-
Long-term bank loans	19,613,634	20,682,978
Total long-term liabilities	30,005,469	20,682,978

TOTAL LIABILITIES	177,365,820	104,798,580

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $0.0001 par value, 80,000,000 shares authorized, 30,015,000 and 19,861,700 shares issued and outstanding at December 31, 2010 and 2009, respectively	3,002	1,986
Additional paid-in capital	12,184,672	12,103,773
Retained earnings (restricted portion is $1,857,451 at December 31, 2010 and 2009, respectively)	61,070,315	47,349,607
Accumulated other comprehensive income	7,507,308	5,192,574
TOTAL SHAREHOLDERS’ EQUITY	80,765,297	64,647,940
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$258,131,117	$169,446,520

CHINA CHEMICAL CORP.
(FORMERLY BOMPS MINING, INC.) AND SUBSIDIARIES
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
	(Consolidated)

REVENUES	$75,673,839	$56,920,742

COST OF GOODS SOLD	58,689,379	46,030,417

GROSS PROFIT	16,984,460	10,890,325

General and administrative	1,635,294	1,325,743

Selling and distribution	29,236	11,725

INCOME FROM OPERATIONS	15,319,930	9,552,857

OTHER INCOME (EXPENSES)

Lease income from a related party, net	2,868,505	3,261,702

Interest expense, net	(2,529,972)	(1,398,369)

Other expenses, net	(52,264)	(484)

INCOME BEFORE INCOME TAXES	15,606,199	11,415,706

INCOME TAX EXPENSE	(1,885,491)	(1,410,314)

NET INCOME	13,720,708	10,005,392

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	2,314,734	15,380

COMPREHENSIVE INCOME	$16,035,442	$10,020,772

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	22,423,126	19,861,700

NET INCOME PER SHARE, BASIC AND DILUTED	$0.61	$0.50

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SOURCE: China Chemical Corp.

CHINA CHEMICAL CORP.
(FORMERLY BOMPS MINING, INC.) AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
	(Consolidated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,720,708	$10,005,392
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	6,074,039	6,104,082
Deferred taxes	(94,522)	(108,007)
Stock based compensation	81,915	-
Amortization of initial cost for a financial obligation, sale-leaseback	34,774	-
Amortization of financial obligations, sale-leaseback	375,912	-

Changes in operating assets and liabilities:
(Increase) Decrease In:
Accounts receivable	(9,929,453)	(8,659,667)
Prepayments for goods	(11,675,094)	4,451,266
Inventories	(5,079,152)	4,367,983
Prepaid expenses and other receivables	250,788	32,055
Due from a related party	(4,501,685)	(4,979,448)

Increase (Decrease) In:
Accounts payable	2,152,864	(1,323,689)
Other payables and accrued liabilities	2,522,067	49,395
Customer deposits	(1,016,552)	(254,911)
Income taxes payable	1,402,243	898,836
Payable to contractors	(1,362,633)	-
Due to related parties	315,650	(33,648)
Net cash (used in) provided by operating activities	(6,728,131)	10,549,639

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,805,925)	(64,899)
Purchases of construction in progress	(33,882,476)	(20,143,206)
Purchase of land use right	-	(1,493,410)
Issuance of notes receivable	(5,925,917)	(2,600,311)
Repayments of notes receivable	3,375,723	2,976,804
Deposit for land use right and fixed assets to a related party	(447,101)	(8,434,565)
Due from a related party	5,308,077	(3,241,081)
Net cash used in investing activities	$(33,377,619)	$(33,000,668)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash	$(26,034,237)	$(13,913,797)
Repayments from (payments to) an employee	2,933,756	(2,933,756)
Proceeds from short-term bank loans	66,751,231	34,069,208
Repayments of short-term bank loans	(47,345,678)	(31,064,043)
Proceeds from notes payable	78,838,107	117,684,695
Repayments of notes payable	(52,574,863)	(106,050,497)
Payment of initial cost for a financial obligation, sale-leaseback	(625,941)	-
Capital contribution from a shareholder	-	3,320,136
Proceeds from long-term loans	3,725,838	22,003,007
Repayments of long-term loans	(1,043,235)	-
Proceeds from financial obligations sale-leaseback, net	20,439,947	-
Repayments of financial obligations, sale-leaseback	(4,791,572)	-
Net cash provided by financing activities	40,273,353	23,114,953

NET INCREASE IN CASH AND CASH EQUIVALENTS	167,603	663,924

Effect of exchange rate changes on cash	2,263,775	15,096
Cash and cash equivalents at beginning of year	828,921	149,901

CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,260,299	$828,921

SUPPLEMENTARY CASH FLOW INFORMATION

Income taxes paid	$648,669	$619,501
Interest paid	$2,421,712	$1,786,729

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Source: China Chemical Corp.